Exhibit 99.1
Skyward Specialty Insurance Group Reports Fourth Quarter 2023 Results
Houston, TX – February 20, 2024 – Skyward Specialty Insurance Group, Inc.TM (Nasdaq: SKWD) (“Skyward Specialty” or the “Company”) today reported fourth quarter 2023 net income of $29.3 million, or $0.74 per diluted share, compared to $20.4 million, or $0.63 per diluted share, for the same 2022 period. Net income for the year ended 2023 was $86.0 million, or $2.24 per diluted share, compared to $39.4 million, or $1.21 per diluted share, for the same 2022 period.
Adjusted operating income(1) for the fourth quarter of 2023 was $24.3 million, or $0.61 per diluted share, compared to $11.6 million, or $0.36 per diluted share, for the same 2022 period. Adjusted operating income(1) for the year ended 2023 was $80.8 million, or $2.11 per diluted share, compared to $58.6 million, or $1.79 per diluted share, for the same 2022 period.
Highlights for the quarter included:
•Gross written premiums increased 21.4%.
•Underwriting income(1) of $21.0 million compared to $12.8 million for the fourth quarter 2022.
•Combined ratio of 90.7% compared to 92.4% for the fourth quarter 2022.
•Current accident year non-cat loss and LAE ratio of 60.9% compared to 63.2% for the fourth quarter 2022.
•Cat loss and LAE ratio of 0.4% compared to 1.2% for the fourth quarter 2022.
•Year to date return on equity of 15.9% compared to 9.3% for the same 2022 period.
•Year to date return on tangible equity(1) of 19.0% compared to 11.8% for the same 2022 period.

(1) See "Reconciliation of Non-GAAP Financial Measures"
Skyward Specialty Chairman and CEO Andrew Robinson commented, “We capped off an outstanding year with another strong quarter, delivering a 90.7% combined ratio and growing gross written premiums by 21%. For 2023, we delivered on every key metric, growing gross written premiums by 28%, delivering a 90.7% combined ratio, achieving a return on equity of 15.9%, and growing our fully diluted book value per share by over 24% to $15.96. Our “Rule Our Niche” strategy combined with our strong execution continues to be the foundation of our commitment to being a top quartile financial performer at all parts of the market cycle.”
“In the fourth quarter we also executed on an upsized follow-on offering, a testament to our shareholder’s confidence in our team, our strategy, and our execution. Our journey to this point has been simply remarkable, and it is rooted in the commitment of our employees, the partnership with our distribution, and the support of our customers. We have every reason to believe that 2024 will build on our outstanding success in 2023.”

Results of Operations
Underwriting Results

Premiums
($ in thousands)	Three months ended December 31			Twelve months ended December 31
unaudited	2023	2022	% Change	2023	2022	% Change
Gross written premiums	$321,605	$264,832	21.4%	$1,459,829	$1,143,952	27.6%
Ceded written premiums	$(107,488)	$(84,876)	26.6%	$(549,138)	$(468,409)	17.2%
Net retention	66.6%	68.0%	NM (1)	62.4%	59.1%	NM (1)
Net written premiums	$214,117	$179,956	19.0%	$910,691	$675,543	34.8%
Net earned premiums	$224,932	$170,143	32.2%	$829,143	$615,994	34.6%
(1) Not meaningful

The fourth quarter 2023 increase in gross written premiums, when compared to the same 2022 period, was primarily driven by our Transactional E&S, Captives, Industry Solutions and Professional Lines underwriting divisions. For the year ended 2023, five of our underwriting divisions experienced over 30% growth compared to the same 2022 period.

Combined Ratio	Three months ended December 31		Twelve months ended December 31
(unaudited)	2023	2022	2023	2022
Non-cat loss and LAE(1)	60.9%	63.2%	60.9%	62.8%
Cat loss and LAE(1)	0.4%	1.2%	1.4%	1.1%
Prior accident year development - non-LPT	0.0%	0.0%	0.0%	0.0%
Prior accident year development - LPT(2)	(0.2)%	(0.4)%	(0.2)%	1.4%
Loss ratio	61.1%	64.0%	62.1%	65.3%
Net policy acquisition costs	13.4%	11.8%	13.0%	10.6%
Other operating and general expenses	16.3%	17.5%	16.3%	18.9%
Commission and fee income	(0.1)%	(0.9)%	(0.7)%	(0.8)%
Expense ratio	29.6%	28.4%	28.6%	28.7%
Combined ratio	90.7%	92.4%	90.7%	94.0%
Adjusted Underwriting Ratios
Adjusted loss ratio(2)	61.3%	64.4%	62.3%	63.9%
Expense ratio	29.6%	28.4%	28.6%	28.7%
Adjusted combined ratio(2)	90.9%	92.8%	90.9%	92.6%
(1) Current accident year
(2) See "Reconciliation of Non-GAAP Financial Measures"

The loss ratio for the fourth quarter of 2023 improved 2.9 points when compared to the same 2022 period. The non-cat loss and LAE ratio improved 2.3 points when compared to the same 2022 period, primarily driven by the shift in the mix of business. Catastrophe losses only added 0.4 points to the current quarter loss ratio compared to the fourth quarter of 2022, which was impacted by 1.2 points of catastrophe losses from Winter Storm Elliott.
The loss ratio for the year ended 2023 improved 3.2 points when compared to the same 2022 period. The non-cat loss and LAE ratio improved 1.9 points when compared to the same 2022 period, driven by the shift in the mix of business and continued run-off of exited business. Catastrophe losses from second and third quarter convective storms and first quarter wind and hail events, including tornadoes, added 1.4 points to the loss ratio compared to 2022, which was impacted by 1.1 points of catastrophe losses from

Hurricane Ian and Winter Storm Elliott. The loss ratio for the year ended 2022 included 1.4 points from the net impact of LPT reserve strengthening.
The expense ratio for the fourth quarter increased 1.2 points and was flat year to date 2023 when compared to the same 2022 periods. The quarter to date increase was primarily driven by the shift in the mix of business. The improvement in the other operating and general expense ratios for the fourth quarter and year ended 2023, when compared to the same 2022 periods, was primarily due to the increase in earned premiums.
The expense ratios for the fourth quarter and year ended 2023 exclude the impact of IPO related stock compensation and secondary offering expenses, which are reported in other expenses in our condensed consolidated statements of operations and comprehensive income (loss).
Investment Results

$ in thousands	Three months ended December 31		Twelve months ended December 31
(unaudited)	2023	2022	2023	2022

Cash and short-term investments(1)	$3,283	$796	$11,353	$1,427
Core fixed income	10,717	5,907	32,572	16,544
Opportunistic fixed income	(1,227)	(2,322)	(6,844)	16,784
Equities	675	881	2,682	2,160
Net investment income(1)	$13,448	$5,262	$39,763	$36,915

Net unrealized gains (losses) on securities still held	$8,736	$11,122	$11,130	$(15,058)
Net realized losses	(992)	(710)	(58)	(647)
Net investment gains (losses)	$7,744	$10,412	$11,072	$(15,705)
(1) excludes income from operating cash for the fourth quarter and years ended December, 31, 2023 and 2022.
Net investment income for our investment portfolio for the fourth quarter and year ended 2023 increased $8.1 million and $2.9 million, respectively, when compared to the same 2022 periods.
The increase in income from our core fixed income portfolio for the fourth quarter and year ended 2023 was due to (i) a larger asset base as we continued to increase our allocation to our core fixed income portfolio and (ii) a higher book yield of 4.5% at December 31, 2023 compared to 3.7% at December 31, 2022. The increase in income from short-term and money market investments for the fourth quarter and year ended 2023, when compared to the same 2022 periods, was due to a larger asset base and higher investment yields when compared to the same 2022 periods. The opportunistic fixed income portfolio continued to be impacted by a decline in the fair value of limited partnership investments for the fourth quarter of 2023 and 2022 and for the year ended 2023.
Stockholders’ Equity
Stockholders’ equity was $661.0 million at December 31, 2023 which represents an increase of 23.5% compared to stockholders' equity of $535.4 million at September 30, 2023. The increase in stockholders’ equity was primarily due to (i) net proceeds of $62.5 million from our November follow-on offering, (ii) an increase in the market value of our investment portfolio, and (iii) net income.

Conference Call
At 9 a.m. central standard time tomorrow, February 21, 2024, Skyward Specialty management will hold a conference call to discuss quarterly results with insurance industry analysts. Interested parties may listen to the discussion at investors.skywardinsurance.com under Events & Presentations. Additionally, investors can access the earnings call via conference call by registering via the conference link. Users will receive dial-in information and a unique PIN to join the call upon registering.
Non-GAAP Financial Measures
This release contains certain financial measures and ratios that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). We refer to these measures as “non-GAAP financial measures.” We use these non-GAAP financial measures when planning, monitoring, and evaluating our performance.
We have chosen to exclude the net impact of the Loss Portfolio Transfer (“LPT”), all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening in certain non-GAAP metrics, where noted, as the business subject to the LPT is not representative of our continuing business strategy. The business subject to the LPT is primarily related to policy years 2017 and prior, was generated and managed under prior leadership, and has either been exited or substantially repositioned during the reevaluation of our portfolio. We consider these non-GAAP financial measures to be useful metrics for our management and investors to facilitate operating performance comparisons from period to period. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered supplemental in nature and is not meant to be a substitute for revenue or net income, in each case as recognized in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as comparative measures. For more information regarding these non-GAAP financial measures and a reconciliation of such measures to comparable GAAP financial measures, see the section entitled “Reconciliation of Non-GAAP Financial Measures.”
About Skyward Specialty Insurance Group, Inc.
Skyward Specialty is a rapidly growing and innovative specialty insurance company, delivering commercial property and casualty products and solutions on a non-admitted and admitted basis. The Company operates through eight underwriting divisions - Accident & Health, Captives, Global Property & Agriculture, Industry Solutions, Professional Lines, Programs, Surety and Transactional E&S. SKWD stock is traded on the Nasdaq Global Select Market, which represents the top fourth of all Nasdaq listed companies.
Skyward Specialty's subsidiary insurance companies consist of Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, and Oklahoma Specialty Insurance Company. These insurance companies are rated A- (Excellent) with positive outlook by A.M. Best Company. Additional information about Skyward Specialty can be found on our website at www.skywardinsurance.com.

Forward-Looking Statements
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Skyward Specialty's Form 10-K, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the potential loss of key members of our management team or key employees and our ability to attract and retain personnel, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, other types of catastrophic events, our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss, and losses resulting from reinsurance counterparties failing to pay us on reinsurance claims. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Skyward Specialty Insurance Group, Inc.
Media contact:
Haley Doughty
hdoughty@skywardinsurance.com
713-935-4944
or
Investor contact:
Natalie Schoolcraft,
nschoolcraft@skywardinsurance.com
614-494-4988

Skyward Specialty Insurance Group, Inc.

Consolidated Balance Sheets
($ in thousands, except share and per share amounts)	December 31
(unaudited)	2023	2022
Assets
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost of $1,047,713 and $662,616, respectively)	$1,017,651	$607,572
Fixed maturity securities, held-to-maturity, at amortized cost (net of allowance for credit losses of $329 as of December 31, 2023)	42,986	52,467
Equity securities, at fair value	118,249	120,169
Mortgage loans (at fair value as of December 31, 2023; at amortized cost as of December 31, 2022)	50,070	51,859
Other long-term investments	114,505	129,142
Short-term investments, at fair value	270,226	121,158
Total investments	1,613,687	1,082,367
Cash and cash equivalents	65,891	45,438
Restricted cash	34,445	79,573
Premiums receivable, net	179,235	139,215
Reinsurance recoverables, net	596,334	581,359
Ceded unearned premium	186,121	157,645
Deferred policy acquisition costs	91,955	68,938
Deferred income taxes	21,991	36,188
Goodwill and intangible assets, net	88,435	89,870
Other assets	75,341	82,846
Total assets	$2,953,435	$2,363,439
Liabilities and stockholders’ equity
Liabilities:
Reserves for losses and loss adjustment expenses	$1,314,501	$1,141,757
Unearned premiums	552,532	442,509
Deferred ceding commission	37,057	29,849
Reinsurance and premium payables	150,156	113,696
Funds held for others	58,588	36,858
Accounts payable and accrued liabilities	50,880	48,499
Notes payable	50,000	50,000
Subordinated debt, net of debt issuance costs	78,690	78,609
Total liabilities	2,292,404	1,941,777
Stockholders’ equity:
Series A preferred stock, $0.01 par value; 10,000,000 and 2,000,000 shares authorized, 0 and 1,969,660 shares issued and outstanding, respectively	—	20
Common stock, $0.01 par value, 500,000,000 and 168,000,000 shares authorized, 39,863,756 and 16,832,955 shares issued, respectively	399	168
Treasury stock, $0.01 par value, 0 and 233,289 shares, respectively	—	(2)
Additional paid-in capital	710,855	577,289
Stock notes receivable	(5,562)	(6,911)
Accumulated other comprehensive loss	(22,953)	(43,485)
Accumulated deficit	(21,708)	(105,417)
Total stockholders’ equity	661,031	421,662
Total liabilities and stockholders’ equity	$2,953,435	$2,363,439

Skyward Specialty Insurance Group, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)
($ in thousands, except share and per share amounts)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2023	2022	2023	2022

Revenues:
Net earned premiums	$224,932	$170,143	$829,143	$615,994
Commission and fee income	247	1,547	6,064	5,199
Net investment income	14,004	5,264	40,322	36,931
Net investment gains (losses)	7,744	10,412	11,072	(15,705)
Other (loss) income	(632)	1	(632)	1
Total revenues	246,295	187,367	885,969	642,420
Expenses:
Losses and loss adjustment expenses	137,396	108,976	515,237	402,512
Underwriting, acquisition and insurance expenses	66,791	49,913	243,444	182,171
Interest expense	2,774	2,127	10,024	6,407
Amortization expense	462	387	1,798	1,547
Other expenses	1,303	—	5,364	—
Total expenses	208,726	161,403	775,867	592,637
Income before income taxes	37,569	25,964	110,102	49,783
Income tax expense	8,304	5,545	24,118	10,387
Net income	29,265	20,419	85,984	39,396
Net income attributable to participating securities	—	9,755	1,677	18,879
Net income attributable to common shareholders	$29,265	$10,664	$84,307	$20,517
Comprehensive income (loss):
Net income	$29,265	$20,419	$85,984	$39,396
Other comprehensive income (loss):
Unrealized gains (losses) on investments:
Net change in unrealized gains (losses) on investments, net of tax	30,825	763	25,516	(48,545)
Reclassification adjustment for gains on securities no longer held, net of tax	(105)	58	(4,984)	420
Total other comprehensive income (loss)	30,720	821	20,532	(48,125)
Comprehensive income (loss)	$59,985	$21,240	$106,516	$(8,729)

Skyward Specialty Insurance Group, Inc.

Share and Per Share Data
($ in thousands, except share and per share amounts)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2023	2022	2023	2022

Weighted average basic shares	37,570,274	16,576,760	36,031,907	16,568,393
Weighted average diluted shares	39,582,352	32,669,335	38,317,534	32,653,194

Basic earnings per share	$0.78	$0.64	$2.34	$1.24
Diluted earnings per share	$0.74	$0.63	$2.24	$1.21
Basic adjusted earnings per share	$0.65	$0.37	$2.20	$1.84
Diluted adjusted earnings per share	$0.61	$0.36	$2.11	$1.79

Annualized ROE (1)	19.6%	19.9%	15.9%	9.3%
Annualized adjusted ROE (2)	16.3%	11.3%	14.9%	13.8%
Annualized ROTE (3)	23.0%	25.5%	19.0%	11.8%
Annualized adjusted ROTE (4)	19.1%	14.5%	17.9%	17.6%

			December 31,
			2023	2022

Shares outstanding			39,863,756	16,599,666
Fully diluted shares outstanding			41,771,854	33,290,638

Book value per share			$16.72	$25.82
Fully diluted book value per share			$15.96	$12.87
Fully diluted tangible book value per share			$13.84	$10.17

(1) Annualized ROE is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(2) Annualized adjusted ROE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period
(3) Annualized ROTE is net income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period
(4) Annualized adjusted ROTE is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending tangible stockholders' equity during the period

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted operating income (loss) – We define adjusted operating income (loss) as net income (loss) excluding the impact of certain items that may not be indicative of underlying business trends, operating results, or future outlook, net of tax impact. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted operating income (loss) should not be viewed as a substitute for net income (loss) calculated in accordance with GAAP, and other companies may define adjusted operating income differently.

($ in thousands)	Three months ended December 31				Twelve months ended December 31
(unaudited)	2023		2022		2023		2022
	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax
Income as reported	$37,569	$29,265	$25,964	$20,419	$110,102	$85,984	$49,783	$39,396
Less (Add):
Net impact of loss portfolio transfer	457	361	699	552	1,427	1,127	(8,572)	(6,772)
Net investment gains (losses)	7,744	6,118	10,412	8,225	11,072	8,747	(15,705)	(12,407)
Other (loss) income	(632)	(499)	1	1	(632)	(499)	1	1
Other expenses	(1,303)	(1,029)	—	—	(5,364)	(4,238)	—	—
Adjusted operating income	$31,303	$24,314	$14,852	$11,641	$103,599	$80,847	$74,059	$58,574

Underwriting income (loss) – We define underwriting income (loss) as net income (loss) before income taxes excluding net investment income, net realized and unrealized gains and losses on investments, impairment charges, interest expense, amortization expense and other income and expenses. Underwriting income (loss) represents the pre-tax profitability of our underwriting operations and allows us to evaluate our underwriting performance without regard to investment income. We use this metric as we believe it gives our management and other users of our financial information useful insight into our underlying business performance. Underwriting income (loss) should not be viewed as a substitute for pre-tax income (loss) calculated in accordance with GAAP, and other companies may define underwriting income (loss) differently.

($ in thousands)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2023	2022	2023	2022
Income before federal income tax	$37,569	$25,964	$110,102	$49,783
Add:
Interest expense	2,774	2,127	10,024	6,407
Amortization expense	462	387	1,798	1,547
Other expenses	1,303	—	5,364	—
Less (Add):
Net investment income	14,004	5,264	40,322	36,931
Net investment gains (losses)	7,744	10,412	11,072	(15,705)
Other (loss) income	(632)	1	(632)	1
Underwriting income	$20,992	$12,801	$76,526	$36,510

Skyward Specialty Insurance Group, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Loss Ratio / Adjusted Combined Ratio – We define adjusted loss ratio and adjusted combined ratio as the corresponding ratio (calculated in accordance with GAAP), excluding losses and LAE related to the LPT and all development on reserves fully or partially covered by the LPT and amortization of deferred gains associated with recoveries of prior LPT reserve strengthening. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss ratio and adjusted combined ratio should not be viewed as substitutes for our loss ratio and combined ratio, respectively.

($ in thousands)	Three months ended December 31		Twelve months ended December 31
(unaudited)	2023	2022	2023	2022
Net earned premiums	$224,932	$170,143	$829,143	$615,994

Losses and LAE	137,396	108,976	515,237	402,512
(Add) Less: pre-tax net impact of LPT	(457)	(699)	(1,427)	8,572
Adjusted losses and LAE	$137,853	$109,675	$516,664	$393,940

Loss ratio	61.1%	64.0%	62.1%	65.3%
(Add) Less: net impact of LPT	(0.2)%	(0.4)%	(0.2)%	1.4%
Adjusted loss ratio	61.3%	64.4%	62.3%	63.9%

Combined ratio	90.7%	92.4%	90.7%	94.0%
(Add) Less: net impact of LPT	(0.2)%	(0.4)%	(0.2)%	1.4%
Adjusted combined ratio	90.9%	92.8%	90.9%	92.6%

Tangible Stockholders’ Equity – We define tangible stockholders’ equity as stockholders’ equity less goodwill and intangible assets. Our definition of tangible stockholders’ equity may not be comparable to that of other companies and should not be viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. We use tangible stockholders’ equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure.

($ in thousands)	December 31
(unaudited)	2023	2022
Stockholders' equity	$661,031	$421,662
Less: Goodwill and intangible assets	88,435	89,870
Tangible stockholders' equity	$572,596	$331,792

Skyward Specialty Insurance Group, Inc.
Gross Written Premiums by Underwriting Division (Unaudited)

	Three months ended			Twelve months ended
	December 31			December 31
($ in thousands)	2023	2022	% Change	2023	2022	% Change
Industry Solutions	$78,796	$65,391	20.5%	$305,476	$267,628	14.1%
Global Property & Agriculture	25,996	27,516	(5.5)%	273,191	205,081	33.2%
Programs	35,694	31,901	11.9%	178,726	163,653	9.2%
Accident & Health	38,882	33,701	15.4%	151,701	130,808	16.0%
Captives	40,375	26,706	51.2%	167,624	124,286	34.9%
Professional Lines	40,145	30,884	30.0%	154,565	93,011	66.2%
Transactional E&S	31,560	22,453	40.6%	122,508	75,098	63.1%
Surety	30,157	25,328	19.1%	106,056	79,062	34.1%
Total continuing business	$321,605	$263,880	21.9%	$1,459,847	$1,138,627	28.2%
Exited business	—	952	(100.0)%	(18)	5,325	(100.3)%
Total gross written premiums	$321,605	$264,832	21.4%	$1,459,829	$1,143,952	27.6%